Exhibit 99.1

First Quarter Earnings Double at Bank of Florida Corp.

Loans Climb at a 24% Annualized Rate During the Quarter While Maintaining
Strong Asset Quality

          NAPLES, Fla., April 19 /PRNewswire-FirstCall/ -- Bank of Florida Corp. (Nasdaq: BOFL), a $939 million-asset multi-bank holding company based in Naples, Florida, today reported net income for first quarter 2007 of $865,000, up 116% over the same period last year.  Earnings per diluted share were $0.09, a 50% increase compared to the same period in 2006 with nearly 3.6 million in higher average shares outstanding.  The increase in shares outstanding includes 2.875 million shares issued in the May 2006 public offering as well as the shares issued for the acquisition of Bristol Bank in August 2006.  Compared to fourth quarter 2006, net income increased 28%, while diluted earnings per share rose 29%.

          Michael L. McMullan, Bank of Florida Corp.’s President and CEO, stated, “We continue to make excellent progress in meeting our targeted balance sheet and earnings goals, with this quarter’s net income more than double that of one year ago.  Asset growth remains very good, with loans climbing $48 million since year end, an annualized growth rate of 24%.  Our net interest margin narrowed 18 basis points from first quarter 2006 to 4.25%, reflective of intense deposit competition and maturing certificates of deposit repricing at higher rates driven by Federal Reserve actions in the first half of last year. We more than offset the margin’s impact on net interest income with our loan growth, which combined with improved noninterest income resulted in a 42% increase in top-line revenue (a non-GAAP measure which the Company defines as net interest income plus noninterest income, excluding net securities gains/losses) compared to a 38% increase in operating expenses, achieving positive operating leverage.  Of particular satisfaction to us was the contribution of Bank of Florida Trust Company this quarter, which increased its assets under advice by $96 million, or 23% since year end, to $511 million.

          “Asset quality remains very strong, with the ratio of nonperforming loans to loans outstanding totaling 0.24%, which largely represents two fully collateralized loans.  As a result, with relatively small net charge-offs we were able to continue to build our loan loss allowance and still keep our loan loss provision expense essentially steady from the first quarter 2006 level. The allowance to total loans ratio of 0.99% at the end of the first quarter covers our nonperforming loans by more than 4 times.

          “Our 28% increase in first quarter earnings over fourth quarter 2006 primarily reflects the impact of loan growth offsetting a narrower net interest margin.  Also offsetting the slight reduction in net interest income were increased levels of noninterest income and virtually flat operating expenses, both of which contributed to a net income improvement of $188,000 over fourth quarter 2006.

          “On the strategic front of our business,” McMullan added, “we continue to invest in our Miami-Dade market initiative, which began with the acquisition of Bristol Bank in Coral Gables last August, the opening of a new branch in nearby Aventura the same month, and the hiring of a very experienced and locally well-known market president in the fall.  We have also committed extensive resources in the past six months to strengthening our company-wide risk management personnel, systems, and controls, in anticipation of the consummation of the acquisition of $276 million-asset Old Florida Bankshares of Fort Myers, Florida, which is scheduled to close on April 24th.  This combination is expected to bring our total assets in excess of $1.2 billion, positioning us to become the fourth largest publicly-traded commercial bank holding company in Florida.”

          Specific performance factors for first quarter 2007 are below.

          -- Loans climbed to $831 million at March 31, 2007, increasing $48 million during the first quarter compared to fourth quarter 2006 growth of $55 million.  This decrease was due to reduced growth in construction loans (up $13 million compared to $46 million in the fourth quarter) caused by slower construction lending in the Company’s markets and the impact of planned construction loan pay-downs.  Nearly offsetting this impact was growth of $32 million in permanent commercial real estate loans (over five times greater than in fourth quarter 2006) and $9 million in increased commercial and industrial loans.  Over the past 12 months, loans have increased $281 million or 51%.  Excluding the loans related to the August 2006 acquisition of Bristol Bank, loans have climbed $207 million or 38%.  As of quarter end, 51% of the Company’s loans adjust within 90 days to a change in the prime rate or LIBOR.

          -- Total deposits increased $27 million during the first quarter to $719 million.  Average core deposits, which exclude all CDs, rose $15 million or 4% in the past 90 days, with strong growth in money market accounts (up $21 million or 8% on average) more than offsetting a modest decline in demand deposit and NOW accounts.  The latter reflects intense competition for business operating accounts and declines in balances of customers whose business reflects reduced real estate closings in the Company’s service areas, including title companies and attorneys.  On average, core deposits have climbed $114 million or 36% in the past 12 months.  Total deposits have risen $183 million or 34% since March 31, 2006.

          -- The excess of loan over deposit growth during the first quarter was largely funded with on-balance sheet liquidity via reduction in average overnight investments (down $8 million) and increased average borrowings from the Federal Home Loan Bank (up $15 million).  Average national market CDs increased $16 million over fourth quarter 2006 as they became a more cost- effective source of funds in comparison to local market CDs, which were nearly unchanged on average for the quarter.   Compared to first quarter 2006, the $123 million average excess of loan over deposit growth was largely funded with on balance sheet liquidity, which was primarily generated from the May 2006 secondary offering, and FHLB borrowings.

          -- Net interest income from loans and investments in first quarter 2007 was $90,000 lower than in fourth quarter 2006 entirely due to two fewer days in the quarter.  Growth of $49 million in average earning assets (loans plus portfolio investments) increased net interest income by $373,000, which more than offset the impact of a 18 basis point decrease in net interest margin to 4.25%.  The primary reason for the narrowing in margin from fourth quarter 2006 was the combination of a 0.13% higher average cost of interest-bearing liabilities, more reflecting increased rates on CDs than increased rates on money market accounts; a slightly lower proportion of demand deposit accounts (to 13.5% of average deposits); and a 0.04% decrease in average earning asset yield driven by slightly lower loan yields.  Compared to the first quarter of 2006, net interest income rose $2.9 million (47%).  The impact of $303 million growth in average earning assets offset the $275,000 reduction in net interest income caused by an 18 basis point narrowing in net interest margin from the first quarter 2006 level of 4.43%.

          -- Asset quality remained very strong during the quarter, with two fully collateralized loans (with no loss exposure) representing the bulk of the $1,961,000 in nonperforming loans.  Total delinquencies (nonperformers plus loans 30-90 days past due and still accruing) were $2.8 million or 0.33% of loans outstanding at March 31, 2007.  Net charge-offs for the quarter were $206,000 or an annualized 0.10% of average loans outstanding, a reduction from 0.12% in first quarter 2006.  This enabled the Company to decrease its loan loss provision expense by $158,000 from the fourth quarter 2006 level, still building the loan loss allowance by $370,000 to $8.2 million; the allowance to total loans ratio of 0.99% at the end of the first quarter covers nonperformers by more than 4 times.

          -- Assets under advice at Bank of Florida Trust Company reached $511 million, up $96 million or 23% during the first quarter.  Besides benefiting from favorable equity market conditions, the increase resulted from the addition of several new accounts, including a significant trust account, as well as increased balances in existing client accounts.  Pretax earnings at the Trust Company were a record $239,000 compared to $103,000 in first quarter 2006.

          -- Top-line revenue totaled $10.4 million in the first quarter, rising $96,000 compared to fourth quarter 2006.  This reflects a $186,000 increase in noninterest income, approximately one-third due to higher trust fees and the balance due to a variety of increases, including higher late charges and loan fees.  The Company considers “top-line revenue” to be useful in explaining financial performance, as it combines the Company’s lending or spread income (interest income less interest expense) with its fee income, both of which often pertain to the same customer base and can be managed against the underlying noninterest expense to generate those revenue components.

          -- Compared to first quarter 2006, top-line revenue rose $3.1 million or 42%, comprised of $2.9 million greater net interest income (up 47%) and a $161,000 increase in noninterest income (up 15%).  The increase in top-line revenue more than exceeded the $2.3 million or 38% increase in noninterest expense over the same quarter last year, indicating positive operating leverage.  Consequently, the Company’s efficiency ratio (noninterest expense/top-line revenue) improved by 2.2 percentage points to 80.4%.

          -- The $2.3 million increase noted above in first quarter noninterest expense compared to first quarter 2006 was comprised of $908,000 pertaining to the Miami-Dade market (which impact essentially began with the Bristol Bank acquisition in August).  The remaining increase is primarily driven by higher personnel costs (up $946,000 or 29%), followed by higher occupancy expense (up $126,000 or 15%) and additional general operating expense (up $331,000 or 22%). Noninterest expense for the first quarter 2007 was $8.4 million, virtually unchanged from the fourth quarter 2006 level.

          Accompanying table summarizes the Company’s results for first quarter 2007 and the first and fourth quarters of 2006.

          BANK OF FLORIDA CORPORATION

          Bank of Florida Corporation (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $939 million-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida - Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida - Tampa Bay in Hillsborough County; and Bank of Florida Trust Company.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.  To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

          The foregoing may be deemed to be offering materials of Bank of Florida Corporation in connection with its proposed acquisition of Old Florida Bankshares, Inc. (“Old Florida”) on the terms and subject to the conditions in the Agreement and Plan of Merger dated August 28, 2006, between Bank of Florida Corporation and Old Florida.

          The Proxy Statement/Prospectus is available for free both on the Securities and Exchange Commission website (http://www.sec.gov) as a 424(B)(3) filed on November 13, 2006 and from Bank of Florida Corporation as follows: Chief Financial Officer, Bank of Florida Corporation, 1185 Immokalee Road, Naples, FL 34110.

          This press release contains certain references to financial measures identified as being stated on an operating basis or which adjust for or exclude nonrecurring merger-related expenses, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.  Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward- looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Contact:
Tracy L. Keegan
Executive VP & CFO
Bank of Florida Corporation
(239) 254-2147

Bank of Florida Corporation
Summary of Consolidated Financial Data
(Dollars in thousands, except per share data)

	For the Three Months Ended

			Increase/ (decrease)
	March 31, 2007	Dec. 30, 2006
			$	%

Total interest income	$16,731	$16,227	$504	3.1%
Total interest expense	7,599	7,005	594	8.5%
Net interest income before provision	9,132	9,222	(90)	-1.0%
Provision for loan losses	576	734	(158)	-21.5%
Net interest income after provision	8,556	8,488	68	0.8%
Non interest income	1,260	1,074	186	17.3%
Gain on sale of investments	0	0	0	N/A
Noninterest expense	8,354	8,361	(7)	-0.1%
Income before taxes	1,462	1,201	261	21.7%
Provision for income taxes	597	524	73	13.9%
Net income (loss)	865	677	188	27.8%
Basic earnings (loss) per common share	$0.09	$0.07	$0.02	28.6%
Diluted earnings (loss) per common share	$0.09	$0.07	0.02	28.6%
Weighted average common shares - Basic	9,588,972	9,569,452	19,520	0.2%
Weighted average common shares - Diluted	9,794,468	9,804,949	(10,481)	-0.1%
Return on average assets	0.38%	0.31%	0.07%	22.6%
Return on average common equity	2.53%	2.01%	0.52%	25.9%
Top-line revenue	$10,392	$10,296	$96	0.9%
Net interest margin	4.25%	4.44%	-0.19%	-4.3%
Efficiency ratio	80.39%	81.21%	-0.82%	-1.0%
Average equity to average assets	14.93%	15.53%	-0.60%	-3.9%
Average loans held for investment to average deposits	115.63%	112.83%	2.80%	2.5%
Net charge-offs to average loans	0.10%	0.00%	0.10%	N/A

			Increase/ (decrease)
	March 31, 2007	Dec. 30, 2006
			$	%

Total assets	$938,739	883,102	$55,637	6.3%
Cash & cash equivalents	36,576	27,744	8,832	31.8%
Earning assets	899,205	838,627	60,578	7.2%
Investment securities	39,490	41,724	(2,234)	-5.4%
Loans	831,195	783,610	47,585	6.1%
Allowance for loan losses	8,203	7,833	370	4.7%
Intangible Assets	13,808	13,831	(23)	-0.2%
Deposit accounts	718,584	691,180	27,404	4.0%
Borrowings	80,500	53,500	27,000	50.5%
Stockholders’ equity	$137,028	135,505	$1,523	1.1%
Total common shares outstanding	9,610,069	9,575,153	34,916	0.4%
Book value per common share	$14.26	$14.15	$0.11	0.8%
Tangible book value per common share	$12.82	$12.71	$0.11	0.9%
Loan loss allowance to total loans	0.99%	1.00%	-0.01%	-1.0%
Loan loss allowance to nonperforming loans	418.28%	1160.26%	418.28%	100.0%
Nonperforming loans to total loans	0.24%	0.09%	0.24%	100.0%
Nonperforming assets to total assets	0.21%	0.08%	0.21%	100.0%
Leverage (tier 1 to average total assets)	13.38%	13.95%	-0.57%	-4.1%
Assets under advice--Bank of Florida Trust Company	$510,980	$415,318	95,662	23.0%

	For the Three Months Ended

		Increase/ (decrease)
	March 31, 2006
		$	%

Total interest income	$9,945	$6,786	68.2%
Total interest expense	3,727	3,872	103.9%
Net interest income before provision	6,218	2,914	46.9%
Provision for loan losses	606	(30)	-5.0%
Net interest income after provision	5,612	2,944	52.5%
Non interest income	1,099	161	14.6%
Gain on sale of investments	0	0	N/A
Noninterest expense	6,041	2,313	38.3%
Income before taxes	670	792	118.2%
Provision for income taxes	270	327	N/A
Net income (loss)	400	465	116.3%
Basic earnings (loss) per common share	$0.07	$0.02	28.6%
Diluted earnings (loss) per common share	$0.06	0.03	50.0%
Weighted average common shares - Basic	5,943,933	3,645,039	61.3%
Weighted average common shares - Diluted	6,213,178	3,581,290	57.6%
Return on average assets	0.26%	0.12%	-46.2%
Return on average common equity	2.77%	-0.24%	8.7%
Top-line revenue	$7,317	$3,075	42.0%
Net interest margin	4.43%	-0.18%	-4.1%
Efficiency ratio	82.56%	-2.17%	-2.6%
Average equity to average assets	9.53%	5.40%	56.7%
Average loans held for investment to average deposits	97.65%	17.98%	18.4%
Net charge-offs to average loans	0.12%	-0.02%	N/A

		Increase/ (decrease)
	March 31, 2006
		$	%

Total assets	$620,136	$318,603	51.4%
Cash & cash equivalents	36,320	256	0.7%
Earning assets	588,301	310,904	52.8%
Investment securities	18,319	21,171	115.6%
Loans	550,115	281,080	51.1%
Allowance for loan losses	5,055	3,148	62.3%
Intangible Assets	915	12,893	1409.1%
Deposit accounts	535,192	183,392	34.3%
Borrowings	24,000	56,500	235.4%
Stockholders’ equity	59,485	$77,543	130.4%
Total common shares outstanding	5,944,533	3,665,536	61.7%
Book value per common share	$10.01	$4.25	42.5%
Tangible book value per common share	$9.85	$2.97	30.2%
Loan loss allowance to total loans	0.92%	0.07%	7.6%
Loan loss allowance to nonperforming loans	11121.59%	-10703.31%	-96.2%
Nonperforming loans to total loans	0.01%	0.23%	2300.0%
Nonperforming assets to total assets	0.01%	0.20%	2000.0%
Leverage (tier 1 to average total assets)	9.46%	3.92%	41.4%
Assets under advice--Bank of Florida Trust Company	$409,092	101,888	24.9%

SOURCE  Bank of Florida Corporation
          -0-                                                            04/19/2007
          /CONTACT: Tracy L. Keegan, Executive VP & CFO, Bank of Florida Corporation, +1-239-254-2147/
          /Web site:  http://www.bankofflorida.com/
          (BOFL)